                                                          Filed Pursuant to
                                                          Rule 424(b)(5)
                                                          ----------------------
PROSPECTUS SUPPLEMENT                                     Registration Statement
                                                          (File No. 33-63823)
(TO PROSPECTUS DATED JANUARY 12, 1996)
                                 $400,000,000

                                     LOGO
                          MEDIUM-TERM NOTES, SERIES E
             DUE FROM 9 MONTHS TO 15 YEARS FROM THE DATE OF ISSUE
                                --------------
  Comdisco, Inc. (the "Company") may offer from time to time its Medium-Term Notes, Series E (the "Notes"), up to $400,000,000 in aggregate principal amount (or gross proceeds in the case of Notes issued at an original issue discount), or the equivalent in foreign or composite currencies. Each Note will mature on a date from 9 months to 15 years from the date of its issue as selected by the initial purchaser and agreed to by the Company. Each Note may be subject to redemption at the option of the Company or repayment at the option of the Holder, prior to its stated maturity, as set forth on the face thereof and specified in a Pricing Supplement accompanying this Prospectus Supplement ("Pricing Supplement"). Unless otherwise indicated in the applicable Pricing Supplement, the Notes will be issued only in fully registered form and in denominations of $1,000 and any integral multiples thereof. Unless otherwise indicated in the applicable Pricing Supplement, the Notes will bear interest at fixed or floating rates ("Fixed Rate Notes" and "Floating Rate Notes", respectively). The interest rates or the method of determining the interest rates, the issue prices, and the stated maturity for each Note will be established by the Company at the date of issuance of such Note and will be indicated in the applicable Pricing Supplement. Interest rates and interest rate formulas are subject to change by the Company but no such change will affect any Note already issued or which the Company has agreed to issue.
  Interest on Fixed Rate Notes will accrue from their dates of issue and, unless otherwise provided in the applicable Pricing Supplement, will be payable semi-annually in arrears on each March 1 and September 1 and at maturity or, if applicable, upon redemption or optional repayment. The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note and whether the rate of interest thereon will be determined by reference to one or more of the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate, the Treasury Rate, the Eleventh District Cost of Funds Rate, or the CMT Rate or any other interest rate basis or formula (each, an "Interest Rate Basis"), and may be adjusted by a Spread and/or Spread Multiplier, as such terms are defined herein. Interest on each Floating Rate Note will accrue from its date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable in arrears monthly, quarterly, semi-annually or annually, as set forth in the applicable Pricing Supplement, and at maturity, or, if applicable, upon redemption or optional repayment. Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually, as set forth therein and specified in the applicable Pricing Supplement. The Notes may also be issued with original issue discount, and such Notes may or may not pay any interest. See "Description of the Notes".
  If the Notes are to be denominated in a foreign or composite currency ("Foreign Currency Notes"), the provisions with respect thereto will be set forth in a foreign currency supplement hereto ("Foreign Currency Prospectus Supplement"), including currency exchange rate information and material tax considerations.
  Each Note will be represented by either a global note (a "Global Note"), registered in the name of The Depository Trust Company (the "Depositary") or its nominee (each such Note represented by a Global Note referred to herein as a "Book-Entry Note") and deposited with the Depositary, or a certificate issued in definitive form ("Certificated Note"), as set forth in the applicable Pricing Supplement. An interest in a Book-Entry Note will be shown only on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. The Company currently intends to issue all Notes which can be so issued as Book-Entry Notes. See "Description of the Notes--Book-Entry Notes".
                                --------------
  See "Risk Factors" on page S-2 for a discussion of certain risks that should be considered in connection with an investment in the Notes offered hereby.
                                --------------
THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
 SECURITIES  AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED UPON  THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS  SUPPLEMENT, ANY
   PRICING SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
   IS A CRIMINAL OFFENSE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                               AGENTS' DISCOUNTS
                                                   PRICE TO           AND                PROCEEDS TO
                                                  PUBLIC(1)    COMMISSIONS(1)(2)      COMPANY(1)(2)(3)
-----------------------------------------------------------------------------------------------------------
Per Note........................................     100%         .125%-.625%          99.375%-99.875%
-----------------------------------------------------------------------------------------------------------
Total(4)........................................ $400,000,000 $500,000-$2,500,000 $397,500,000-$399,500,000
-----------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Smith Barney Inc., Salomon Brothers Inc, Morgan Stanley & Co.
    Incorporated, or UBS Securities Inc. (the "Agents"), may purchase the Notes, as principal, from the Company for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of resale, to be determined by such Agent, or, if so specified in an applicable Pricing Supplement, for resale at a fixed public offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity. If agreed to by the Company and an Agent, the Agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase Notes at 100% of the principal amount thereof, unless otherwise specified in an applicable Pricing Supplement. The Company will pay a commission to each Agent, ranging from .125% to .625% of the principal amount of any Note, depending upon the maturity of the Note, sold through such Agent on behalf of the Company. Commissions with respect to Foreign Currency Notes may differ, as set forth in the Foreign Currency Prospectus Supplement. No commission will be payable on any sales made directly by the Company.
(2) The Company has agreed to indemnify the Agents against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."
(3) Assuming the Notes are issued at 100% and before deducting other expenses payable by the Company estimated at $400,000.
(4) Or the equivalent thereof in one or more foreign or composite currencies.
                                --------------
  The Notes are being offered on a continuing basis by the Company to or through the Agents. The Company may also sell Notes to any Agent acting as principal for resale to one or more investors or other purchasers. The Company also may sell Notes directly to one or more investors or other purchasers on its own behalf in those jurisdictions where it is authorized to do so and through one or more other agents identified in any applicable Pricing Supplement. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agent which solicits any offer may reject such offer to purchase Notes, in whole or in part. See "Plan of Distribution".

                                --------------
MERRILL LYNCH & CO.
             MORGAN STANLEY & CO.
                  INCORPORATED
                             SALOMON BROTHERS INC
                                                SMITH BARNEY INC.
                                --------------              UBS SECURITIES INC.
          The date of this Prospectus Supplement is January 12, 1996.

  IN CONNECTION WITH AN OFFERING OF NOTES PURCHASED BY AN AGENT AS PRINCIPAL ON A FIXED OFFERING PRICE BASIS, SUCH AGENT MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF SUCH NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                                  RISK FACTORS

  This Prospectus Supplement does not describe all of the risks of an investment in Notes that result from such Notes being denominated or payable in or determined by reference to a currency or composite currency other than United States dollars or to one or more interest rate, currency or other indices or formulas. The Company and the Agents disclaim any responsibility to advise prospective investors of such risks as they exist at the date of this Prospectus Supplement or as they change from time to time. Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Notes. Such Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the applicable interest rate index or currency index or other indices or formulas.

STRUCTURE RISKS

  An investment in Notes indexed, as to principal, premium, if any, and/or interest, to one or more currencies or composite currencies (including exchange rates and swap indices between currencies or composite currencies), commodities, interest rates or other indices or formulas, either directly or inversely, entails significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. Such risks include, without limitation, the possibility that such indices or formulas may be subject to significant changes, that the resulting interest rate will be less than that payable on a conventional fixed rate or floating rate debt security issued by the Company at the same time, that the repayment of principal and/or premium, if any, can occur at times other than that expected by the investor, and that the investor could lose all or a substantial portion of principal and/or premium, if any, payable on the Maturity Date (as defined below). Such risks depend on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the amount of principal, premium, if any, and/or interest, if any, payable with respect to such Notes contains a multiplier or leverage factor, the effect of any change in the applicable index or indices will be magnified. In recent years, values of certain indices and formulas have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in the value of any particular index or formula that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

  Any optional redemption feature of the Notes might affect the market value of such Notes. Since the Company may be expected to redeem the Notes when prevailing interest rates are relatively low, an investor might not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on such Notes.

  The Notes will not have an established trading market when issued and there can be no assurance of a secondary market for the Notes or the continued liquidity of such market if one develops. See "Plan of Distribution."

  The secondary market for such Notes will be affected by a number of factors independent of the creditworthiness of the Company and the value of the applicable index or indices or formula or formulas, including the complexity and volatility of each such index or formula, the method of calculating the principal, premium, if any, and/or interest, if any, in respect of such Notes, the time remaining to the maturity of such Notes, the outstanding amount of such Notes, any redemption features of such Notes, the amount of other debt securities linked to such index or formula and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of the Notes. In addition, certain Notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Investors may not be able to sell Notes readily or at prices that will enable investors to realize their anticipated yield. No investor should purchase Notes unless such investor understands and is able to bear the risk that certain Notes may not be readily saleable, that the value of Notes will fluctuate over time and that such fluctuations may be significant.

EXCHANGE RATES AND EXCHANGE CONTROLS

  An investment in Foreign Currency Notes entails significant risks that are not associated with a similar investment in a debt security denominated and payable in United States dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the United States dollar and the applicable foreign currency or composite currency and the possibility of the imposition or modification of exchange controls by the applicable governments or monetary authorities. Such risks generally depend on factors over which the Company has no control, such as economic, financial and political events and the supply and demand for the applicable currencies or composite currencies. In addition, if the formula used to determine the amount of principal, premium, if any, and/or interest, if any, payable with respect to Foreign Currency Notes contains a multiplier or leverage factor, the effect of any change in the applicable currencies or composite currencies will be magnified. In recent years, rates of exchange between the United States dollar and foreign currencies or composite currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of the foreign currency or composite currency in which a Foreign Currency Note is payable against the United States dollar would result in a decrease in the United States dollar-equivalent yield of such Foreign Currency Note, in the United States dollar-equivalent value of the principal and premium, if any, payable on the Maturity Date of such Foreign Currency Note, and, generally, in the United States dollar-equivalent market value of such Foreign Currency Note.

  Governments or monetary authorities have imposed from time to time, and may in the future impose or revise, exchange controls at or prior to the date on which any payment of principal of, or premium, if any, or interest, if any, on, a Foreign Currency Note is due, which could affect exchange rates as well as the availability of the foreign currency or composite currency in which such payment is to be made on such date. Even if there are no exchange controls, it is possible that the foreign currency or composite currency in which a payment in respect of any particular Foreign Currency Note is to be made would not be available on the applicable payment date due to other circumstances beyond the control of the Company. In such cases, the Company will be entitled to satisfy its obligations in respect of such Foreign Currency Note in United States dollars.

CREDIT RATINGS

  Any credit ratings assigned to the Company's medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the market value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of such Notes in light of their particular circumstances.

FOREIGN CURRENCY NOTES

  If any Note is not to be denominated in U.S. dollars, the applicable Pricing Supplement or Foreign Currency Prospectus Supplement will specify the currency or currencies, including composite currencies such as the ECU, in which the principal and interest with respect to such Note are to be paid, along with any other terms relating to Foreign Currency Notes. See "Special Provisions Relating to Foreign Currency Notes".

                            DESCRIPTION OF THE NOTES

  The following description of the particular terms of the Notes offered hereby (referred to in the accompanying Prospectus as the "Debt Securities" and "Senior Debt Securities") supplements, and to the extent, if any, inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities and Senior Debt Securities set forth in the Prospectus, to which description reference is made. Unless otherwise specified in the applicable Pricing Supplement, the Notes will have the terms and conditions set forth below. Capitalized terms not defined herein have the meanings assigned to such terms in the Prospectus.

GENERAL

  The Notes offered hereby will be issued under an Indenture, dated as of December 1, 1995 (the "Senior Indenture"), between the Company and Yasuda Bank and Trust Company (U.S.A.), as Trustee. The Notes constitute a single series of Debt Securities for purposes of the Senior Indenture, currently limited to $400,000,000 in aggregate principal amount (or gross proceeds in the case of Notes issued at an original issue discount), or its equivalent in one or more foreign or composite currencies, subject to reduction as a result of future sales of the Company's Debt Securities described in the accompanying Prospectus. The foregoing limit, however, may be increased by the Company if, in the future, it determines to issue additional Notes. The Notes will be offered by the Company under the Registration Statement on a continuing basis and each Note will mature on any day from nine months to 15 years from the date of its issue (each, a "Stated Maturity Date"), as selected by the initial purchaser of such Note and agreed to by the Company, as specified in the applicable Pricing Supplement. Unless otherwise specified in an applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes as specified in the applicable Pricing Supplement. Notes may be issued at significant discounts from their principal amount payable at the Stated Maturity Date (or on any prior date on which the principal or an installment of principal of a Note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of the Company, repayment at the option of the holder, or otherwise (the Stated Maturity Date or such prior date, as the case may be, is herein referred to as the "Maturity Date" with respect to the principal repayable on such date)), and some Notes may not bear interest.

  Unless otherwise specified in the applicable Pricing Supplement, each Note, other than a Foreign Currency Note, will be issuable only in fully registered form as a Book-Entry Note or Certificated Note in denominations of $1,000 and any integral multiples thereof. The authorized denominations of Foreign Currency Notes will be indicated in the applicable Pricing Supplement. Interest rates offered by the Company with respect to the Notes may differ depending upon the aggregate principal amount of Notes subject to purchase in any single transaction. Payments of principal of and interest on the Notes will be payable in U.S. dollars, except as may otherwise be provided in the applicable Pricing Supplement and Foreign Currency Prospectus Supplement. References herein to "$" and "dollars" are references to U.S. dollars.

  Except as set forth in the Prospectus under "Description of Debt Securities-- Global Securities" and below under "Book-Entry Notes", Book-Entry Notes will not be issuable in certificated form. It is currently contemplated that only Notes that are denominated and payable in U.S. dollars will be issued as Book-Entry Notes.

  The Notes are not secured by any lien but rank on a parity with other unsecured and unsubordinated indebtedness of the Company. The Company also has outstanding other unsecured indebtedness, as well as secured indebtedness. As of December 31, 1995, the Company had approximately $2.1 billion in unsecured and unsubordinated indebtedness which will rank on a parity with the Notes.

  Unless otherwise indicated in an applicable Pricing Supplement, payments of principal of and any premium and interest on any Note, other than Book-Entry Notes, will be payable, the transfer of the Notes, other than Book-Entry Notes, will be registrable, and Notes, other than Book-Entry Notes, will be exchangeable for Notes bearing identical terms and provisions, at the office of the Trustee in The City of

New York designated for such purpose which on the date of this Prospectus Supplement is 666 Fifth Avenue, 8th Floor, New York, New York 10103; provided, however, that, at the option of the Company, payment of interest, other than interest payable at maturity (or on the date of redemption or repayment, if a Note is redeemed or repaid by the Company prior to maturity), may be made by check mailed to the address of the person entitled thereto as shown on the Security Register. Payment of principal and interest at maturity or upon redemption will be made in immediately available funds. Notwithstanding the foregoing, a Holder of $10,000,000 or more in aggregate principal amount of U.S. dollar denominated Notes having the same Interest Payment Date shall upon written request be entitled to receive payments of interest (other than at maturity or upon redemption or repayment) by wire transfer of immediately available funds. With respect to payments of interest on Book-Entry Notes and transfers of Book-Entry Notes and exchanges of permanent Global Notes representing Book-Entry Notes, see "Book-Entry Notes" below.

REDEMPTION AT THE OPTION OF THE COMPANY

  Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. If so agreed upon by the Company and the purchaser thereof, a Note will be redeemable on and after a date fixed at the time of sale and specified in the applicable Pricing Supplement (the "Initial Redemption Date") either in whole or in part, at the option of the Company, on written notice given not more than 60 nor less than 30 days prior to the date of redemption by the Company to the Holder thereof in accordance with the provisions of the Senior Indenture. On and after the Initial Redemption Date, if any, such Note will be redeemable in increments of $1,000 (or the minimum denomination specified in the applicable Pricing Supplement) at the option of the Company at a redemption price, including any premium, as described below, determined in accordance with the following paragraph (the "Redemption Price"), together with interest thereon. If less than all Notes are to be redeemed, the terms of the Notes to be so redeemed shall be selected by the Company. If the Company elects to redeem any Note in part only, the remaining principal amount of such Note will be an authorized denomination of such Note. If no Initial Redemption Date is specified in the applicable Pricing Supplement, such Note will not be redeemable prior to its Stated Maturity Date.

  Unless otherwise indicated in the applicable Pricing Supplement, the Redemption Price for each Note subject to redemption shall initially be equal to a certain percentage (the "Initial Redemption Percentage") of the principal amount of such Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date with respect to such Note by a percentage (the "Annual Redemption Percentage Reduction") of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount. The Initial Redemption Percentage and any Annual Redemption Percentage Reduction with respect to each Note subject to redemption prior to maturity will be fixed at the time of sale and set forth in the Note and any applicable Pricing Supplement.

REPAYMENT AT THE OPTION OF THE HOLDER

  The Notes will be subject to repayment by the Company at the option of the Holders thereof in accordance with the terms of the Notes on the optional repayment date or dates, if any, as agreed upon by the Company and the purchasers at the time of sale and specified in the applicable Pricing Supplement (the "Optional Repayment Dates"). If no Optional Repayment Date is specified with respect to a Note, such Note will not be repayable by the Company at the option of the Holder thereof prior to the Stated Maturity Date. On any Optional Repayment Date with respect to a Note, such Note will be repayable in whole or in part in increments of $1,000 (or the minimum denomination specified in the applicable Pricing Supplement) provided that any remaining principal amount of such Note will be an authorized denomination of such Note. Unless otherwise specified in the applicable Pricing Supplement, the repayment price for any Note to be repaid means an amount equal to the sum of
(i) 100% of the unpaid principal amount or the portion thereof to be repaid plus (ii) accrued but unpaid interest to the date of repayment. Information with respect to the repayment price for Indexed Notes (as defined below) shall be set forth in the applicable Pricing Supplement. For any

Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its office (or such other address of which the Company shall from time to time notify the Holders) not more than 60 nor less than 20 days prior to the date of repayment. Exercise of such repayment option by the Holder will be irrevocable.

  Only the Depositary may exercise the repayment option in respect of Global Notes representing Book-Entry Notes. Accordingly, Beneficial Owners (as defined below) of Global Notes that desire to have all or any portion of the Book-Entry Notes represented by such Global Notes repaid must instruct the Participant (as defined below) through which they own their interest to direct the Depositary to exercise the repayment option on their behalf by delivering the related Global Note and duly completed election form to the Trustee as aforesaid. In order to ensure that such Global Note and election form are received by the Trustee on a particular day, the applicable Beneficial Owner must so instruct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the Participants through which they own their interest for the respective deadlines for such Participants. All instructions given to Participants from Beneficial Owners of Global Notes relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such Beneficial Owner shall cause the Participant through which it owns its interest to transfer such Beneficial Owner's interest in the Global Note or Notes representing the related Book-Entry Notes, on the Depositary's records, to the Trustee. See "--Book-Entry Notes".

  If applicable, the Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws or regulation in connection with any such repayment.

  The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held, resold or surrendered to the Trustee for cancellation.

INTEREST AND INTEREST RATES

  Unless otherwise specified in the applicable Pricing Supplement, each interest-bearing Note will bear interest at either (a) a fixed rate of interest per annum (a "Fixed Rate Note"), which may be zero, or (b) a floating rate (a "Floating Rate Note"), determined by reference to an interest rate formula, plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any, in the manner specified in the applicable Pricing Supplement and in the Note.

  Each Note will bear interest from the date of issue, or, except as otherwise specified herein with respect to certain Floating Rate Notes, from the most recent Interest Payment Date to which interest on such Note has been paid or duly provided for at the annual rate, or at a rate calculated pursuant to an interest rate formula, stated therein and in the applicable Pricing Supplement, until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at maturity (or, if applicable, on the applicable Redemption Date or Optional Repayment Date, if a
Note is redeemed or repaid by the Company prior to maturity). Interest will be payable to the person in whose name a Note (or any Predecessor Security, as defined in the Senior Indenture) is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, interest payable at maturity (or, if applicable, on the applicable Redemption Date or Optional Repayment Date, if a Note is redeemed or repaid by the Company prior to maturity) will be payable to the person to whom principal shall be payable. The first payment of interest on any Note issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next succeeding Regular Record Date. Interest rates and interest rate bases are subject to change by the Company from time to time but no such change will affect any Note already issued or to which an offer to purchase has been accepted by the Company. The Interest Payment Dates and the

Regular Record Dates for Fixed Rate Notes shall be as described below under "Fixed Rate Notes". The Interest Payment Dates for Floating Rate Notes shall be as indicated in the applicable Pricing Supplement and in such Note, and unless otherwise specified in the applicable Pricing Supplement, each Regular Record Date for a Floating Rate Note will be the fifteenth calendar day (whether or not a Business Day) next preceding each Interest Payment Date.

  Unless otherwise specified in an applicable Pricing Supplement, all percentages resulting from any calculation will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654)), and all amounts used in or resulting from such calculation will be rounded, in the case of U.S. dollars, to the nearest cent or, in the case of a currency other than U.S. dollars, to the nearest unit (with one-half cent or unit being rounded upward).

  As used herein, unless otherwise specified in the applicable Pricing Supplement, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to Foreign Currency Notes the payment of which is to be made in a Specified Currency other than U.S. dollars, such day is also not a day on which banking institutions are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing such Specified Currency (or, in the case of the European Currency Unit ("ECU"), is not a day designated as an ECU Non-Settlement Day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU Non-Settlement Days do not appear on that page (and are not so designated), is not a day on which payments in ECU cannot be settled in the international interbank market); provided, further, that, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Business Day (as defined below). "London Business Day" means any day (i) if the Index Currency (as defined below) is other than ECU, on which dealings in such Index Currency are transacted in the London interbank market or (ii) if the Index Currency is ECU, that is not designated as an ECU Non-Settlement Day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU Non-Settlement Days do not appear on that page (and are not so designated), is not a day on which payments in ECU cannot be settled in the international interbank market.

  A Floating Rate Note may also have either or both of the following: (i) a maximum interest rate, or ceiling, that may accrue during any interest period and (ii) a minimum interest rate, or floor, that may accrue during any interest period. In addition to any maximum interest rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

FIXED RATE NOTES

  Each Fixed Rate Note will bear interest from the date of issue at the annual rate stated on the face thereof and in the applicable Pricing Supplement until the principal thereof is paid in full or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, Interest Payment Dates for the Fixed Rate Notes will be March 1 and September 1 of each year and at maturity (or, if applicable, any Redemption Date or Optional Repayment Date, if a Fixed Rate Note is redeemed or repaid by the Company prior to maturity). The Regular Record Dates for such Notes will be the February 15 and August 15 next preceding the March 1 and September 1 Interest Payment Dates. The first payment of interest on any Fixed Rate Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next succeeding Regular Record Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed and paid on the basis of a 360-day year consisting of twelve 30-day months. Interest payments on an Interest Payment Date will include interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid (or from and including the date of issue if no interest has been paid with respect to such Note) to, but excluding, the next succeeding Interest Payment Date or Maturity Date, as the case may be. Any payment of principal or interest required to be made on an Interest Payment Date or at the stated maturity date of a Fixed Rate Note (or, if applicable, the Redemption Date or Optional Repayment Date, if a Fixed Rate Note is redeemed or repaid by the Company prior to maturity) which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or maturity date (or, if applicable, the Redemption Date or Optional Repayment Date, if a Fixed Rate
Note is redeemed or repaid by the Company prior to maturity), as the case may be, and no interest shall accrue for the period from and after such Interest Payment Date or maturity date (or, if applicable, the Redemption Date or Optional Repayment Date, if a Fixed Rate Note is redeemed or repaid by the Company prior to maturity).

FLOATING RATE NOTES

  Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will be issued as described below. The applicable Pricing Supplement will designate one or more of the following Interest Rate Bases as applicable to the relevant Note: (a) the Commercial Paper Rate, in which case the Note shall be a "Commercial Paper Rate Note", (b) the Federal Funds Rate, in which case the Note shall be a "Federal Funds Rate Note", (c) LIBOR, in which case the Note shall be a "LIBOR Note", (d) the Prime Rate, in which case the Note shall be a "Prime Rate Note", (e) the Treasury Rate, in which case the Note shall be a "Treasury Rate Note", (f) the Eleventh District Cost of Funds Rate, in which case the Note shall be a "Eleventh District Cost of Funds Rate Note",
(g) the CMT Rate, in which case such Note will be a "CMT Rate Note", or (h) such other interest rate basis or formula as is set forth in such Pricing Supplement; provided, however, that with respect to a Floating Rate/Fixed Rate Note, the interest rate commencing on the Fixed Rate Commencement Date and continuing until maturity shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement, or if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the Business Day immediately preceding the Fixed Rate Commencement Date.

  In addition, the applicable Pricing Supplement will specify certain other terms with respect to which such Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note", the Spread and/or Spread Multiplier, if any, the maximum or minimum interest rate limitation, if any, the period to maturity of the instrument or obligation with respect to which the Interest Basis or Bases will be calculated (the "Index Maturity"), Initial Interest Rate, if any, Interest Payment Dates, Fixed Rate Commencement Date, if any, Fixed Interest Rate, if applicable, Regular Record Dates, Interest Reset Dates, Redemption Dates and Optional Repayment Dates, and if one or more of the applicable Interest Rate Bases is LIBOR, the Index Currency, if any, and the Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below.

  The interest rate borne by the Floating Rate Notes will be determined as follows:

    (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," an "Inverse Floating Rate Note" or as having an Addendum attached, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

    (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (y) the interest rate in effect for the period, if any, from the date of issue to the first Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the Business Day immediately preceding the Fixed Rate Commencement Date.

    (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero percent. Commencing on the first Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note is payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

  The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note, and the "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note.

  Notwithstanding the foregoing, if such Floating Rate is designated as having an Addendum attached as specified on the face thereof, such Floating Rate Note shall bear interest in accordance with the terms described in such Addendum and the applicable Pricing Supplement.

  Except as otherwise specified in the applicable Pricing Supplement and in the applicable Floating Rate Note, or as provided below, interest on Floating Rate Notes will be payable, in the case of Floating Rate Notes which are reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which are reset quarterly, on the third Wednesday of each March, June, September and December of each year; in the case of Floating Rate Notes which are reset semi-annually, on the third Wednesday of the two months of each year specified in the Floating Rate Note and in the applicable Pricing Supplement; and in the case of Floating Rate Notes which are reset annually, on the third Wednesday of the month specified in the Floating Rate Note and in the applicable Pricing Supplement (each an "Interest Payment Date"), and in each case, at its Stated Maturity Date (or, if applicable, on the Redemption Date or Optional Repayment Date, if a Floating Rate Note is redeemed or repaid by the Company prior to its Stated Maturity Date). If any Interest Payment Date for any Floating Rate Note, other than an Interest Payment Date occurring at a Maturity Date, would otherwise be a day that is not a Business Day for such Floating Rate Note, the Interest Payment Date for such Floating Rate Note shall be postponed to the next day that is a Business Day for such Floating Rate Note, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the Maturity Date for any Floating Rate Note would otherwise be a day that is not a Business Day for such Floating Rate Note, principal, premium, if any, and interest payable for such Floating Rate Note will be paid on the next day that is a Business Day with the same force and effect as if made on the Maturity Date, and no interest on such payment will accrue for the period from and after the Maturity Date.

  The applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). The Interest Reset Date will be, unless otherwise specified in the applicable Pricing Supplement, in the case of Floating Rate Notes which are reset daily, each Business Day; in the case of Floating Rate Notes which are reset weekly, the Wednesday of each week (with the exception of weekly reset Treasury Rate Notes which will be reset the Tuesday of each week, except as specified below); in the case of Floating Rate Notes which are reset monthly, the third Wednesday of each month (with the exception of monthly reset Eleventh District Cost of Funds Rate Notes, which will reset on the first calendar day of the month); in the case of Floating Rate Notes which are reset quarterly, the third Wednesday of each March, June, September and December; in the case of Floating Rate Notes which are reset semi-annually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which are reset annually, the third Wednesday of the month as specified in the applicable Pricing Supplement; provided however, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date.; and provided further, that the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note (the "Initial Interest Rate") will be as set forth in the applicable Pricing Supplement if such rate is available. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day for such Floating Rate Note, the Interest Reset Date for such Floating Rate Note shall be postponed to the next succeeding Business Day with respect to such Note, except that if such Note is a LIBOR Note, and the next succeeding Business Day falls in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

  The Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (the "Commercial Paper Interest Determination Date"), for a Federal Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (the "Federal Funds Interest Determination Date"), or for a Prime Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (the "Prime Rate Interest Determination Date"), or for a CMT Rate Note, or any Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (the "CMT Rate Interest Determination Date"), will be the second Business Day preceding to the Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note or any Floating Rate Note for which the interest rate is determined with reference to LIBOR (the "LIBOR Interest Determination Date") will be the second London Business Day immediately preceding the Interest Reset Date with respect to such Note, unless the Index Currency (as defined below) is British pounds sterling, in which case the Interest Determination Date will be the applicable Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for an Eleventh District Cost of Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (the "Eleventh District Cost of Funds Rate Interest Determination Date") will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index (as defined below). The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Treasury Rate (the "Treasury Interest Determination Date") will be the day of the week on which Treasury bills (as defined below) would normally be auctioned in the week in which such Interest Reset Date falls. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on a day which would otherwise be an Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date. The Interest Determination Date pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined on such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

  Unless otherwise indicated in the Note and in the applicable Pricing Supplement, interest payments on an Interest Payment Date for a Floating Rate Note will include interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the date of issue if no interest has been paid with respect to such Floating Rate Note) to, but excluding, the next succeeding Interest Payment Date or maturity (or, if applicable, the Redemption Date or Optional Repayment Date if a Note is redeemed or repaid by the Company prior to maturity) as the case may be. The interest for any period is calculated by multiplying the face amount of a Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor for each day in the period for which interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Notes for which the Interest Rate Basis of the Commercial Paper Rate, Eleventh District Cost of Funds Rate, Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year, in the case of Notes for which the Interest Rate Basis of the CMT Rate or Treasury Rate. Unless otherwise specified in an applicable Pricing Supplement, the interest factor for Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Pricing Supplement and the Notes. The interest rate in effect on each day will be (a) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to such Interest Reset Date or, (b) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any maximum or minimum interest rate limitation referred to above and to any adjustment by a Spread and/or a Spread Multiplier referred to above.

  Unless otherwise provided in the applicable Pricing Supplement, the Trustee will be the calculation agent (the "Calculation Agent") with respect to the Notes and will determine the interest rate for each Interest Reset Date as described below. Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if then determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note. Unless otherwise provided in the applicable Pricing Supplement, the "Calculation Date", if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date, as the case may be (or, if applicable, on the Redemption Date or Optional Repayment Date if a Note is redeemed or repaid by the Company prior to maturity).

 Commercial Paper Rate Notes

  Each Commercial Paper Rate Note will bear interest at interest rates calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, specified on the face of such Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published by the Board of Governors of the Federal Reserve System in its weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication ("H.15(519)"), under the heading "Commercial Paper". In the event that such rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to that Commercial Paper Interest Determination Date, then the Commercial Paper Rate on that Commercial Paper

Interest Determination Date will be the Money Market Yield of the rate for commercial paper of the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities," or any successor publication ("Composite Quotations"), under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, the Commercial Paper Rate for that Commercial Paper Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on that Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New York (which may include one or more of the Agents or their respective affiliates) selected by the Calculation Agent (after consultation with the Company), for commercial paper of the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized statistical rating agency; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

  "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                      Money Market Yield =  D X 360     X 100
                                           -------------
                                           360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the interest period for which interest is being calculated.

 Federal Funds Rate Notes

  Each Federal Funds Rate Note will bear interest at interest rates calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, specified on the face of such Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on such date for U.S. dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)". If such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date for U.S. dollar federal funds as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If by 3:00 P.M., New York City time, on such Calculation Date such rate on a Federal Funds Interest Determination Date is not yet published in either H.15(519) or Composite Quotations, then the Federal Funds Rate for such Federal Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include one or more of the Agents or their respective affiliates) selected by the Calculation Agent (after consultation with the Company) prior to 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

 LIBOR Notes

  Each LIBOR Note will bear interest at interest rates calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, specified on the face of such Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

    (i) With respect to any LIBOR Interest Determination Date, LIBOR will be either: (A) if "LIBOR: Reuters" is specified on the face of such Note or in the applicable Pricing Supplement, the arithmetic mean of offered rates (unless the specified Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page specified on the face of such Note or in the applicable Pricing Supplement as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, or (B) if "LIBOR: Telerate", is specified on the face of such Note or if no method of calculation of LIBOR is specified, the rate for deposits in the Index Currency having the Index Maturity specified in the applicable Pricing Supplement, commencing on such Interest Reset Date, which appears on the Designated LIBOR Page specified on the face of such Note or in the applicable Pricing Supplement as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two offered rates appear (unless the specified Designated LIBOR Page by its terms provides for a single rate), or if no rate appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

    (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or if no rate appears, as the case may be, on the applicable Designated LIBOR Page specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market (which may include affiliates of certain of the Agents) selected by the Calculation Agent (after consultation with the Company) to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount equal to an amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center (which may include affiliates of certain of the Agents), selected by the Calculation Agent (after consultation with the Company) for loans in such Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement, and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

    "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

    "Designated LIBOR Page" means either (a) if "LIBOR: Telerate" is specified on the face of a Note or in the applicable Pricing Supplement or neither "LIBOR: Reuters" nor "LIBOR: Telerate" is specified as the method for calculating LIBOR, the display on the Dow Jones Telerate Service or any successor for the purpose of displaying the London interbank rates of major banks for the applicable

  Index Currency, or (b) if "LIBOR: Reuters" is specified in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service or any successor for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

    "Principal Financial Center" means the capital city of the country issuing the currency or composite currency in which any payment in respect of the related Notes is to be made or, solely with respect to the calculation of LIBOR, the Index Currency, except that with respect to U.S. dollars, Deutsche Marks, Dutch Guilders, Italian Lire, Swiss Francs and ECUs, the Principal Financial Center shall be The City of New York, Frankfurt, Amsterdam, Milan, Zurich and Brussels, respectively.

 Prime Rate Notes

  Each Prime Rate Note will bear interest at interest rates calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, specified on the face of such Note and in the applicable Pricing Supplement.

  Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan". If such rate is not published prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such Prime Rate Interest Determination Date, then the Prime Rate will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Rate Interest Determination Date, then the Prime Rate will be the arithmetic mean as calculated by the Calculation Agent on such Calculation Date, of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York (which may include affiliates of certain of the Agents) selected by the Calculation Agent (after consultation with the Company). If fewer than four major money center banks provide such quotations, the Prime Rate shall be determined by the Calculation Agent and will be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the money center banks, if any, that have provided such quotations and as many substitute banks or trust companies as necessary in order to obtain four such prime rate quotations provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any state thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by Federal or state authority, selected by the Calculation Agent (after consultation with the Company) to provide such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

  "Reuters Screen USPRIME1 Page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

 Treasury Rate Notes

  Each Treasury Rate Note will bear interest at interest rates calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, specified on the face of such Note and in the applicable Pricing Supplement.

  Unless otherwise specified in the Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate from the auction held on such Treasury Interest

Determination Date (an "Auction") of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading, "Treasury bills--auction average (investment)" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. If the results of the Auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided by 3:00 P.M., New York City time, on such Calculation Date, or if no such Auction is held, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers (which may include one or more of the Agents or their respective affiliates) selected by the Calculation Agent (after consultation with the Company) for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Interest Determination Date will be the Treasury Rate in effect on such Treasury Interest Determination Date.

 Eleventh District Cost of Funds Rate

  Each Eleventh District Cost of Funds Rate Note will bear interest at interest rates calculated with reference to the Eleventh District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any, specified on the face of such Note and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Eleventh District Cost of Funds Rate Interest Determination Date, the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls, as set forth under the caption "11th district" on Telerate Page 7058 (as defined below) as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate on such Eleventh District Cost of Funds Rate Interest Determination Date will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

  "Telerate Page 7058" means the display designated as page "7058" on the Dow Jones Telerate Service (or such other page as may replace the 7058 page on that service for the purpose of displaying the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District).

 CMT Rate

  Each CMT Rate Note will bear interest at the interest rates calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, specified on the face of such Note and in the applicable Pricing Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any CMT Rate Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption " . . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable Pricing Supplement, for the week or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate page and published in H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include one or more of the Agents or their respective affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent (after consultation with the Company) and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent (after consultation with the Company) and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to the maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as described herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

  "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

  "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

AMORTIZING NOTES

  The Company may from time to time offer Amortizing Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement, including a table setting forth repayment information for such Amortizing Notes.

ORIGINAL ISSUE DISCOUNT NOTES

  The Company may offer Original Issue Discount Notes from time to time. Such Original Issue Discount Notes may pay no current interest or interest at a rate which at the time of issuance is below market rates. In the event of redemption, repayment or acceleration of maturity in respect of an Original Issue Discount Note, the amount payable to the Holder of such Original Issue Discount Note will be equal to (i) the Amortized Face Amount (as defined below) as of the date of such event, plus (ii) with respect to any redemption of an Original Issue Discount Note, the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) minus 100% multiplied by the Issue Price specified in such Pricing Supplement (the "Issue Price"), not of any portion of such Issue Price which has been paid prior to the date of redemption, or the portion of the Issue Price (or the net amount) proportionate to the portion of the unpaid principal amount to be redeemed, plus (iii) any accrued interest to the date of such event the payment of which would constitute qualified stated interest payments within the meaning of Treasury Regulation 1.1273-1(c) under the Internal Revenue Code of 1986, as amended (the "Code"). The "Amortized Face Amount" of an Original Issue Discount Note means an amount equal to (i) the Issue Price thereof, plus (ii) the aggregate portions of the original issue discount (the excess of the amounts considered as part of the "stated redemption price at maturity" of such Original Issue Discount Note within the meaning of Section 1273(a)(2) of the Code, whether denominated as principal or interest, over the Issue Price) which shall theretofore have accrued pursuant to Section 1272 of the Code (without regard to Section 1272(a)(7) of the Code) from the date of issue of such Original Issue Discount Note to the date of determination, minus (iii) any amount considered as part of the "stated redemption price at maturity" of such Original Issue Discount Note which has been paid from the date of issue to the date of determination. See "Certain United States Federal Income Tax Considerations." Certain additional considerations relating to the offering of any Original Issue Discount Notes may be set forth in the applicable Pricing Supplement.

OTHER PROVISIONS; ADDENDA

  Any provisions with respect to the Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Base Note, the Interest Payment Dates, the Maturity Date or any other term relating thereto, may be modified and/or supplemented as specified under "Other/Additional Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and in the applicable Pricing Supplement.

INDEXED NOTES

  Notes may be issued with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, to the exchange rate of one or more specified currencies (including a composite currency such as the ECU) relative to an indexed currency or to such other price(s) or exchange rate(s) ("Indexed Notes"), as specified in the applicable Pricing Supplement. In certain cases, Holders of Indexed Notes may receive a principal payment on the Maturity Date that is greater than or less than the principal amount of such Indexed Notes depending upon the relative value on the Maturity Date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and tax considerations associated with an investment in Indexed Notes will be specified in the applicable Pricing Supplement.

BOOK-ENTRY NOTES

  Unless otherwise specified in the applicable Pricing Supplement, the Company has established a depository arrangement with The Depository Trust Company with respect to the Book-Entry Notes, the terms of which are summarized below. In addition, the Company has appointed First Trust New York as paying agent and issuing agent with respect to the Book-Entry Notes. Any additional or differing terms of the depository arrangement with respect to the Book-Entry Notes will be described in the applicable Pricing Supplement.

  Upon issuance, all Book-Entry Notes up to $200,000,000 aggregate principal amount bearing interest (if any) at the same rate or pursuant to the same formula and having the same date of issue, currency of denomination and payment, Interest Payment Dates (if any), Stated Maturity Date, redemption provisions (if any), repayment provisions (if any) and other terms will be represented by a single Global Note. Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Note may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

  So long as the Depositary or its nominee is the registered owner of a Global Note, the Depositary or its nominee, as the case may be, will be the sole Holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided in this section, the Beneficial Owners of the Global Note or Notes representing Book-Entry Notes will not be entitled to receive physical delivery of Certificated Notes and will not be considered the Holders thereof for any purpose under the Indenture, and no Global Note representing Book-Entry Notes shall be exchangeable or transferrable. Accordingly, each Beneficial Owner (as defined below) must rely on the procedures of the Depositary and, if such Beneficial Owner is not a Participant (as defined below), on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such Global Note or the Senior Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note representing Book-Entry Notes.

  Unless otherwise specified in the applicable Pricing Supplement, each Global Note representing Book-Entry Notes will be exchangeable for Certificated Notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes and a successor depositary has not been appointed by the Company within sixty (60) days, (ii) the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the Company in its sole discretion determines that the Global Notes shall be exchangeable for Certificated Notes or (iv) there shall have occurred and be continuing an Event of Default under the Senior Indenture with respect to the Notes. Upon any such exchange, the Certificated Notes shall be registered in the names of the Beneficial Owners of the Global Note or Notes representing Book-Entry Notes, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.

  The following is based on information furnished by the Depositary:

    The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully registered Global Note will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $200,000,000, one Global Note will be issued with respect to each $200,000,000 of principal amount and an additional Global Note will be issued with respect to any remaining principal amount of such issue.

    The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (including the Agents and the Trustee). The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Note representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Note representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

    To facilitate subsequent transfers, all Global Notes representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Notes with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Notes representing the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners will by governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Notes representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

    Principal, premium, if any, and/or interest payments on the Global Notes representing the Book-Entry Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

    If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes within an issue are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by the Company, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Note or Notes representing such Book-Entry Notes, on the Depositary's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Note or Notes representing such Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

    The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

    The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

  The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

  Unless otherwise specified in the applicable Pricing Supplement, Foreign Currency Notes will not be sold in, or to residents of, the country issuing the applicable currency. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents and, with respect to Foreign Currency Notes, is by necessity incomplete. The Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, the Foreign Currency Notes. Such persons should consult their own financial and legal advisors with regard to such matters. See "Risk Factors--Exchange Rates and Exchange Controls.

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST, IF ANY

  Unless otherwise specified in the applicable Pricing Supplement, the Company is obligated to make payments of principal of, and premium, if any, and interest, if any, on, Foreign Currency Notes in the applicable Specified Currency (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country which issued such Specified Currency as at the time of such payment is legal tender for the payment of such debts). Any such amounts payable by the Company in a foreign currency or composite currency will, unless otherwise specified in the applicable Pricing Supplement, be converted by the Exchange Rate Agent named in the applicable Pricing Supplement into United States dollars for payment to Holders. However, the Holder of a Foreign Currency Note may elect to receive amounts payable in a foreign currency or composite currency in such foreign currency or composite currency as hereinafter described.

  Any United States dollar amount to be received by a Holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by the Company for the purchase by the quoting dealer of the applicable foreign currency or composite currency for United States dollars for settlement on such payment date in the aggregate amount of such currency or composite currency payable to all Holders of Foreign Currency Notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the Holders of such Foreign Currency Notes by deductions from such payments. If three such bid quotations are not available, payments will be made in the applicable foreign currency or composite currency.

  If the principal of, and premium, if any, and interest, if any, on, Foreign Currency Notes are payable in a foreign currency or composite currency, Holders of such Foreign Currency Notes may elect to receive all or a specified portion of such payments in such foreign currency or composite currency by submitting a written request for such payment to the Trustee at its corporate trust office in The City of New York on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. Holders of such Foreign Currency Notes may elect to receive all or a specified portion of all future payments in the applicable foreign currency or composite currency in respect of such principal, premium, if any, and/or interest, if any, and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Holders of such Foreign Currency Notes to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the applicable foreign currency or composite currency may be made.

  Payments of the principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in United States dollars will be made in the manner specified herein with respect to notes denominated in United States dollars. See "Description of Notes--General." Payments of interest, if any, on Foreign Currency Notes which are to be made in the applicable foreign currency or composite currency on an Interest Payment Date other than the Maturity Date will be made by check mailed to the address of the Holders of such Foreign Currency Notes as they appear in the Security Register, subject to the right to receive such interest payments by wire transfer of immediately available funds under the circumstances described under "Description of Notes--General." Payments of principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in the applicable foreign currency or composite currency on the Maturity Date will be made by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to the Maturity Date by each Holder thereof, provided that such bank has appropriate facilities therefor and that the applicable Foreign Currency Note is presented and surrendered at the principal corporate trust office of the Trustee in time for the Trustee to make such payments in such funds in accordance with its normal procedures.

  Unless otherwise specified in the applicable Pricing Supplement, a Beneficial Owner of a Global Note or Notes representing Book-Entry Notes payable in a currency or composite currency other than United States dollars which elects to receive payments of principal, premium, if any, and/or interest, if any, in such currency or composite currency must notify the Participant through which it owns its interest on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be, of such Beneficial Owner's election. Such Participant must notify the Depositary of such election on or prior to the third Business Day after such Record Date or at least twelve calendar days prior to the Maturity Date, as the case may be, and the Depositary will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the Participant from the Beneficial Owner and forwarded by the Participant to the Depositary, and by the Depositary to the Trustee, on or prior to such dates, then such Beneficial Owner will receive payments in the applicable foreign currency or composite currency.

PAYMENT CURRENCY

  If the applicable composite currency (e.g., ECU) for a Foreign Currency Note is not available for the required payment of principal, premium, if any, and/or interest, if any, due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to the Holder of such Foreign Currency Note by making such payment in United States dollars on the basis of the Market Exchange Rate on the second Business Day prior to such payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise specified in the applicable Pricing Supplement.

  If payment in respect of a Foreign Currency Note is required to be made in any composite currency, and such composite currency is unavailable due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to the Holder of such Foreign Currency Note by making such payment in United States dollars. The amount of each payment in United States dollars shall be computed by the Exchange Rate Agent on the basis of the equivalent of the composite currency in United States dollars. The component currencies of the composite currency for this purpose (collectively, the "Component Currencies" and each, a "Component Currency") shall be the currency amounts that were components of the composite currency as of the last day on which the composite currency was used. The equivalent of the composite currency in United States dollars shall be calculated by aggregating the United States dollar equivalents of the Component Currencies. The United States dollar equivalent of each of the Component Currencies shall be determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate for each such Component Currency, or as otherwise specified in the applicable Pricing Supplement.

  If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

  The "Market Exchange Rate" for a currency or composite currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfers for such currency or composite currency as certified for customs purposes by (or if not so certified, as otherwise determined by) the Federal Reserve Bank of New York. Any payment made in United States dollars under such circumstances where the required payment is in a currency or composite currency other than United States dollars will not constitute an Event of Default under the Indenture with respect to the Notes.

  All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Foreign Currency Notes.

GOVERNING LAW; JUDGMENTS

  The Notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on Foreign Currency Notes were commenced in a court of the United States, it is likely that such court would grant judgment relating to such Foreign Currency Notes only in United States dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into United States dollars would be determined with reference to the date of default, the date of entry of the judgment or some other date. Under current New York law, a state court in the State of New York rendering such judgment would be required to render such judgment in the applicable foreign currency or composite currency, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. Accordingly, Holders of Foreign Currency Notes would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time such amount is converted from United States dollars into the applicable foreign currency or composite currency.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following summary describes certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes. It is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions, and final and proposed Treasury Regulations now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the U.S. dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

  As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source, or (iv) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

  Payments of Interest. Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

  Original Issue Discount. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("Discount Notes"). The following summary is based upon final Treasury Regulations (the "OID Regulations") released by the Internal Revenue Service ("IRS") on January 27, 1994 under the original issue discount provisions of the Code.

  For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of such Note). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. "Qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

  Payments of qualified stated interest on a Note are taxable to a Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between
(a) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (b) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

  A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

  Under the OID Regulations, Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

  A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than zero but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions, such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note.

  An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon:
(i) one or more qualified floating rates, (ii) one or more rates where each rate would be a qualified floating rate for a debt instrument denominated in a currency other than the currency in which the Variable Note is denominated,
(iii) either the yield or changes in the price of one or more items of actively traded personal property (other than stock or debt of the issuer or a related party), or (iv) a combination of objective rates. The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Variable Note will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Variable Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Variable Note's term.

  A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to reflect inversely contemporaneous variations in the cost of newly borrowed funds. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate, and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

  If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable
Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. Original issue discount on such a Variable Note arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (a) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (b) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note.

  In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. After converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

  Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument. A U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

  U.S. Holders should be aware that on December 15, 1994, the IRS released proposed amendments to the OID Regulations which would broaden the definition of an objective rate and would further clarify certain other provisions contained in the OID Regulations. If ultimately adopted, these amendments to the OID Regulations generally would be effective for debt instruments issued 60 days or more after final regulations are published in the Federal Register.

  If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. It is not entirely clear under current law how a Variable Note would be taxed if treated as a contingent payment debt obligation. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of Notes will be discussed in the applicable Pricing Supplement.

  Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

  U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortized bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

  Short-Term Notes. Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

  Market Discount. If a U.S. Holder purchases a Note, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, the U.S. Holder will be treated as having purchased such Note at a "market discount," unless the difference is less than a specified de minimis amount.

  Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (a) the amount of such payment or realized gain or (b) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

  A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S.

Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

  Premium. If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, the U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be redeemed at the option of the Company after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

  Disposition of a Note. Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note was held for more than one year.

NOTES DENOMINATED IN A FOREIGN CURRENCY OR ON WHICH INTEREST IS PAYABLE IN A FOREIGN CURRENCY

  If any Note is to be denominated in a Foreign Currency or provides for interest payable in a Foreign Currency, the applicable Foreign Currency Prospectus Supplement and Pricing Supplement will address the principal United States Federal income tax aspects of any such Note and payments to be made thereunder. As used herein, "Foreign Currency" means a currency or currency unit other than U.S. dollars.

NON-U.S. HOLDERS

  A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company, or a bank receiving interest described in section 881(C)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder, and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

  Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

  The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

  Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made under the Notes to a U.S. Holder must be reported to the IRS unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

  In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient, or (b) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

  Any amounts withheld under the backup withholding rules from a payment to beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

  The Notes are being offered on a continuing basis for sale by the Company, through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Brothers Inc, Smith Barney Inc., and UBS Securities Inc. (the "Agents"), who will purchase the Notes as principal, from the Company, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the Agents, or, if so specified in an applicable Pricing Supplement, for resale at a fixed public offering price. If agreed to by the Company and an Agent, the Agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in an applicable Pricing Supplement. The Company will pay a commission to the Agent, ranging from .125% to .625% of the principal amount of each Note, depending upon its stated maturity, sold through the Agent. Commissions with respect to Foreign Currency Notes may differ, as set forth in the applicable Foreign Currency Prospectus Supplement.

  Unless otherwise specified in an applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by the Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale (as described below) of a Note of identical maturity. The Agents may sell Notes they have purchased from the Company as principal to other dealers for resale to investors and other purchasers, and may allow any portion for the discount received in connection with such purchase from the Company to such dealers. After the initial public offering of Notes, the public offering price (in the case of Notes to be resold at a fixed public offering price), the concession and the discount may be changed.

  The Notes also may be sold by the Company directly to one or more investors or other purchasers in those jurisdictions in which the Company is authorized to do so, and through one or more other agents, as disclosed in the applicable Pricing Supplement, on substantially the same terms and conditions as sales through an Agent. No commission will be paid on Notes sold directly by the Company.

  The Company reserves the right to withdraw, cancel or modify the offer without notice and may reject orders in whole or in part (whether placed directly with the Company or through the Agents). The Agents will have the right, in their discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by them on an agency basis.

  Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be made in immediately available funds in the currency or composite currency in which such Notes are denominated in The City of New York on the date of settlement.

  The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"). The Company has agreed to indemnify the Agents against, and to contribute to payments with respect to, certain civil liabilities, including liabilities under the Securities Act. The Company has agreed to reimburse the Agents for certain expenses.

  The Agents each engage in transactions with and perform services for the Company in the ordinary course of business. Thomas H. Patrick, a director of the Company, is an Executive Vice President, Office of the Chairman, of Merrill Lynch & Co., Inc.

  No Note will have an established trading market when issued. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange. Each of the Agents may from time to time purchase and sell Notes in a secondary market, but is not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each of the Agents may make a market in the Notes, but is not obligated to do so and may discontinue market-making at any time and without notice.

  Concurrently with the offering of Notes through the Agents as described herein, the Company may issue other Debt Securities described in the accompanying Prospectus pursuant to the Indenture referred to herein.

PROSPECTUS

                                  $750,000,000

                                      LOGO

                                DEBT SECURITIES

                                  -----------

  Comdisco, Inc. (the "Company") may issue from time to time, together or separately its debt securities (the "Debt Securities"), which may be either (i) senior ("Senior Debt Securities") or (ii) subordinated in priority of payment ("Subordinated Debt Securities"), both of which may be convertible into or exchangeable for shares of common stock, par value $0.10, of the Company (the "Common Stock"). The Company may also issue Subordinated Debt Securities at a substantial discount from their principal amount at maturity, with no periodic payments of interest, which will be convertible into or exchangeable for shares of Common Stock, in amounts, at prices and on terms to be determined by market conditions at the time of offering ("Zero-Coupon Subordinated Convertible Securities").

  The Debt Securities may be issued in one or more series or issuances and will be limited to $750,000,000 in aggregate public offering price (or its equivalent, based on the applicable exchange rate, to the extent Debt Securities are issued for one or more foreign currencies or currency units). The Debt Securities may be sold for U.S. dollars, or any foreign currency or currencies or currency units, and the principal of, any premium on, and any interest on, the Debt Securities may be payable in U.S. dollars, or any foreign currency or currencies or currency units.

  The specific terms of the Debt Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement, including, where applicable, the specific designation, ranking, priority, aggregate principal amount, currency or currencies, denominations, maturity, which may be fixed or extendible, premium or discount, if any, interest rate (or method of calculation), which may be fixed or floating, and time of payment of interest, form (which may be bearer, registered or global), terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, terms for conversion into or exchange for shares of Common Stock and any other terms in connection with the offers and sale of Debt Securities. Additionally, the Prospectus Supplement relating to an issuance of Subordinated Debt Securities or Zero-Coupon Subordinated Convertible Securities will identify the indenture pursuant to which such Debt Securities will be offered and the trustee under such indenture, and will provide a summary of the provisions of such indenture which are materially different than the descriptions contained in this Prospectus. The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Debt Securities and any listing on a securities exchange of the Debt Securities covered by such Prospectus Supplement and about relationships between the Company and the applicable trustee.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION, NOR  HAS THE SECURI-
  TIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
   THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT.
    ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  The Debt Securities may be offered directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters, through or to one or more dealers or underwriters acting alone, or through a combination of the foregoing. If any agents, dealers or underwriters are involved in the sale of any of the Debt Securities, their names, and any applicable fee, commission, purchase price or discount arrangements with them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution."

                                  -----------

                The date of this Prospectus is January 12, 1996.

                             AVAILABLE INFORMATION

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 13th Floor, Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605.

  Additional information regarding the Company and the Debt Securities is contained in the registration statement on Form S-3 (together with all exhibits and amendments, the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Commission's rules. For further information pertaining to the Company and the Debt Securities offered hereby reference is made to the Registration Statement which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

  Statements made in this Prospectus concerning the provisions of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to such exhibit or other filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

                               ----------------

  Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$", "dollars," "U.S. dollars," or "U.S.$").

                               ----------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission (File No. 1-7725) are incorporated herein by reference.

    1. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995.

    2. The Company's Current Report on Form 8-K filed with the Commission on January 10, 1996.

    3. The description of the Common Stock included in the registration statement filed under the Exchange Act under File No. 1-7725, including all amendments or reports filed for the purpose of updating such description.

    4. The description of the Company's Common Stock Purchase Rights included in the Registration Statement on Form 8-A filed November 20, 1987, as amended by Form 8-A/A filed December 6, 1994.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, including any beneficial owner, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to Edward A. Pacewicz, Vice President and Treasurer, Comdisco, Inc., 6111 North River Road, Rosemont, Illinois 60018; telephone (708) 698-3000.

                                  THE COMPANY

  Comdisco, Inc. (with its subsidiaries, the "Company" or "Comdisco") is primarily engaged in the buying, selling and leasing of new and used computer and other high technology equipment and in providing disaster recovery services (also referred to as "business continuity services"). In addition, the Company provides technology planning and asset management services, integrating leasing and business continuity services with customized asset acquisition, asset management software tools and data center moves and/or consolidations, disposition and migration strategies. These services are designed to provide integrated, long-term, cost effective asset and technological planning to users of high technology equipment.

  The Company's operations are conducted through its principal office in the Chicago area and approximately fifty offices in the United States, Canada, Europe and the Pacific Rim. The Company also operates in South America; however, it does not maintain local offices. Subsidiaries in Europe and Canada offer services similar to those offered in the United States, although the Company's European leasing operations are predominately in the computer marketplace. The Company's disaster recovery activities include the domestic, Canadian and European marketplaces.

  The Company was founded in 1969 and incorporated in Delaware in 1971. The executive offices of the Company are located in the Chicago area at 6111 North River Road, Rosemont, Illinois 60018, and its telephone number is (708) 698-3000. At September 30, 1995, the Company had 2,100 full-time employees.

                       RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated.

                        FISCAL YEAR ENDED SEPTEMBER 30,
      -------------------------------------------------------------------------------------------------------
      1995              1994                       1993                       1992                       1991
      ----              ----                       ----                       ----                       ----
      1.55              1.29                       1.43                       1.09                       1.33

  For purposes of calculating the ratio of earnings to fixed charges earnings have been calculated by adding fixed charges and income taxes to net earnings to common stockholders without taking into account earnings and losses attributed to discontinued operations and extraordinary items. Fixed charges consist of interest expense on all indebtedness, amortization of debt issuance costs, and one-third of rental expense, which is assumed to be the representative interest portion of rental expense.

                                USE OF PROCEEDS

  Unless otherwise stated in the accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes, including equipment purchases, repayment of short-term debt and redemption or repurchase of senior debt. Pending such applications, the net proceeds may be temporarily invested in cash equivalents. Management of the Company expects that it will, on a recurrent basis, engage in additional financings as the need arises to finance the growth of the Company or to lengthen the average maturity of its borrowings.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

  The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to such Debt Securities will be described in such Prospectus Supplement.

  The Senior Debt Securities are to be issued under an Indenture, as amended from time to time (the "Senior Indenture") dated as of December 1, 1995, between the Company and Yasuda Bank and Trust Company (U.S.A.) as trustee, or the trustee named in the applicable Prospectus Supplement as trustee (the "Senior Trustee"). The form of the Senior Indenture is an exhibit to the Registration Statement. Subordinated Debt Securities (other than Zero-Coupon Convertible Subordinated Securities) will be issued under an indenture or indentures, as amended from time to time (collectively, the "Subordinated Indenture") between the Company and the trustee or trustees named in the applicable Prospectus Supplement (collectively, the "Subordinated Trustee"). Zero-Coupon Convertible Subordinated Securities will be issued under an indenture or indentures, as amended from time to time (collectively, the "Zero-Coupon Convertibles Indenture") between the Company and the trustee named in the applicable Prospectus Supplement as trustee (collectively, the "Zero-Coupon Convertibles Trustee"). Prior to the issuance of any Subordinated Debt Securities or Zero-Coupon Convertible Subordinated Securities thereunder, the forms of Subordinated Indenture and Zero-Coupon Convertibles Indenture, as applicable, will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and filed by amendment as exhibits to the Registration Statement. The Senior Indenture, Subordinated Indenture and Zero-Coupon Convertibles Indenture are collectively referred to as the "Indentures."

  The terms of the Debt Securities include those stated, and to be stated, in the Indentures and those made a part of the Indentures by reference to the Trust Indenture Act, and the holders of Debt Securities are referred to the Indentures and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Debt Securities and the Indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indentures and the Trust Indenture Act. The term "Debt Securities," as used under this caption, refers to all Securities issued or issuable from time to time under the Indentures. The particular terms of the Debt Securities offered by a Prospectus Supplement and the extent, if any, to which such general provisions may apply to Debt Securities, will be described in the Prospectus Supplement relating to such Debt Securities.

  Wherever particular defined terms of the Indentures are referred to, it is intended that such defined terms shall be incorporated herein by reference. Unless otherwise indicated, capitalized terms used herein that are defined in the Indentures shall have the meanings ascribed to them in the Indentures.

  Unless otherwise provided in the applicable Prospectus Supplement, none of the Indentures limits the amount of Debt Securities which may be issued thereunder, and each Indenture provides that Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company and may be denominated in any currency or currency unit designated by the Company. Unless otherwise provided in the applicable Prospectus Supplement, neither the Indentures nor the Debt Securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or the other securities which may be issued by the Company or any of its subsidiaries.

  Debt Securities of a series may be issuable in registered form without coupons ("Registered Securities"), in bearer form with or without coupons attached ("Bearer Securities") or in the form of one or more global securities in registered or bearer form (each a "Global Security").

  Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms, when applicable, of the Debt Securities: (i) the title of the Debt Securities; (ii) any limit on the aggregate principal amount of the Debt Securities; (iii) the date or dates, or the method by which such date or dates will be determined or extended, on which the principal (and premium, if any) of the Debt Securities will be payable; (iv) the rate or rates per annum at which the Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined and the date or dates from which such interest will accrue; (v) the dates on which such interest, if any, will be payable and the Regular Record Dates for any interest payable on any Registered Security on any such Interest Payment Dates, any circumstances in which the Company may defer interest payments or any manner of computing interest if other than a 360-day year of twelve 30-day months; (vi) the place or places where principal and interest (and premium, if any) on the Debt Securities may be payable, where any Registered Securities may be surrendered for transfer and where Debt Securities may be exchanged and notices and demands may be served or published, (vii) the price at which, the periods within which or the date or dates on which, and the terms and conditions upon which the Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company; (viii) the obligation, if any, of the Company to redeem, repay or purchase Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods, price or prices and terms and conditions upon which such repurchase, redemption or purchase shall occur; (ix) whether Debt Securities are to be Registered Securities, Bearer Securities or both, are to be issuable with or without coupons and the terms upon which Bearer Securities may be exchanged for Registered Securities and in the case of Bearer Securities, the date as of which such Bearer Securities shall be dated (if not the date of original issuance of the first security of like tenor and term); (x) whether Debt Securities are to be issued in the form of a Global Security, the Depositary and Global Exchange Agent, whether such global form is temporary or permanent, the circumstances under which any temporary Global Security will be exchanged for definitive Global Securities and any applicable Exchange Date; (xi) whether any additional amounts ("Additional Amounts") will be payable to Holders of the Debt Securities; (xii) the denomination of any Registered Security (if other than $1,000 or any integral multiple thereof) and of any Bearer Security (if other than $5,000 or any integral multiple thereof); (xiii) if other than Dollars, the currency or currencies of denomination, including any composite currency or index; (xiv) the application, if any, of the defeasance or covenant defeasance provisions of the applicable Indenture to the Debt Securities; (xv) if other than Dollars, the currency, currencies or currency units in which payments shall be made on the Debt Securities and the time and manner of determining any exchange rate between the currency or Currencies of denomination and that or those in which they are to be paid; (xvi) the manner in which any payments on an offered Security may be determined with respect to an index; (xvii) the designation of any initial Exchange Rate Agent; (xviii) the terms and conditions, if any, upon which the Debt Securities are to be convertible into or exchangeable for any securities of any Person (including the Company); (xix) the portion of the principal amount of the Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (xx) the Person to whom any interest on any Registered Security shall be payable, if other than the Person in whose name such Registered Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date, the manner in which, or Person to whom, any interest on any Bearer Security will be payable, if other than upon presentation and surrender of the coupons appertaining thereto as they mature, and the extent to which any interest payable on an Interest Payment Date on any temporary Security issued in Global form will be paid if other than the manner in the applicable Indenture; (xxi) the terms of any pledge of property made to secure the obligations of the Company under such Debt Securities and the circumstances under which such pledge may be released, and the limitations, if any, on recourse against the Company under such Debt Securities; (xxii) if other than the Trustee, the identity of the Security Registrar and/or Paying Agent; (xxiii) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which will be payable upon declaration of acceleration of the maturity thereof pursuant to an Event of Default; (xxiv) if other than as defined in the Indenture, the meaning of "Business Day" when used with respect to the Debt Securities; and
(xxv) any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture. The variable terms of the Debt Securities are subject to change from time to time, but no such change will affect any Debt Security already issued or as to which an offer to purchase has been accepted by the Company. For purposes of this Prospectus, any reference to the payment of principal (or premium, if any) or interest, if any, on any Debt Securities will be deemed to include mention of the payment of any Additional Amounts required by the terms of such Debt Securities.

  Special United States Federal income tax considerations or other restrictions or terms applicable to any Debt Securities which are (i) Bearer Securities,
(ii) offered exclusively to United States Aliens (as defined in the Indenture) or (iii) denominated in a currency other than United States dollars will be set forth in a Prospectus Supplement relating thereto.

  Under the Indentures, the Company will have the ability to issue Debt Securities with terms different from those of Debt Securities previously issued thereunder and, without the consent of the holders thereof, to issue additional amounts of a series of Debt Securities (with different dates for payments, different rates of interest and in different currencies or currency), in an aggregate principal amount determined by the Company.

  Unless otherwise specified in the applicable Prospectus Supplement, the Indentures do not, and will not, include covenants of the Company restricting its ability to incur additional debt.

  Principal and interest, premium and additional amounts, if any, will be payable in the manner, at the places and subject to the restriction set forth in the Indentures, the Debt Securities and the Prospectus Supplement relating thereto, provided that payment of any interest and any additional amounts may be made at the option of the Company by check mailed to the holders of registered Debt Securities at their registered addresses.

  Debt Securities may be presented for exchange, and registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the applicable Indentures, the Debt Securities and the Prospectus Supplement relating thereto. Bearer Securities and the coupons, if any, pertaining thereto will be transferable by delivery. Unless otherwise specified in the applicable Prospectus

Supplement, no service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

DENOMINATIONS, FORM, EXCHANGE, REGISTRATION AND TRANSFER

  Debt Securities of a series may be issuable solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities denominated in U.S. dollars (other than Global Securities, which may be of any denomination) are issuable in denominations of $1,000 and any integral multiple thereof and Bearer Securities denominated in U.S. dollars are issuable in denominations of $5,000 and any integral multiples thereof. The Indentures will also provide that Debt Securities of a series may be issuable in global form. See "Description of Debt Securities--Global Securities" below. Unless otherwise indicated in the applicable Prospectus Supplement, Bearer Securities (except Global Securities) will have interest coupons attached.

  Registered Securities of any series will be exchangeable for other Registered Securities of the same series of authorized denominations and of a like aggregate principal amount, tenor and terms. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder, but subject to applicable laws, upon request confirmed in writing, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount, tenor and terms. Bearer Securities surrendered in exchange for Registered Securities of the same series between the close of business on a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement, Bearer Securities will not otherwise be issued in exchange for Registered Securities.

  Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (duly endorsed or accompanied by a satisfactory written instrument of transfer), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to such series of Debt Securities, without service charge and upon payment of any taxes and other governmental charges. If the Prospectus Supplement refers to any transfer agent (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent (or Security Registrar) acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

  The Company shall not be required (i) to issue, register the transfer of or exchange Debt Securities of any particular series to be redeemed or exchanged for a period of 15 days preceding the first publication of the relevant notice of redemption or, if Registered Securities are outstanding and there is no publication, the mailing of the relevant notice of redemption or exchange, (ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except the unredeemed portion of any Registered Security being redeemed or exchanged in part, or (iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of like tenor and terms of that series, provided that such Registered Security shall be surrendered for redemption.

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in fully registered or bearer form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

  The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depository arrangements.

  Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer a beneficial interest in a Global Security.

  So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

  Payments of principal of and any interest (and premium, if any) on individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

  The Company expects that the Depository for a series of Debt Securities or its nominee, upon receipt of any payment of principal or interest (or premium, if any) in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Security representing such Debt Securities as shown on the records of such Depository or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

  If a Depository for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue definitive Debt Securities of such series to Participants in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may, at any time and in its sole discretion, subject to any limitations described in the applicable Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series to Participants in exchange for the Global Security or Securities representing such series of Debt Securities.

ORIGINAL ISSUE DISCOUNT SECURITIES

  The Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be offered and sold at a substantial discount below their principal amount. Special United States federal income tax, accounting and other considerations applicable to any such Original Issue Discount Securities will be described in any Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an Event of Default and the continuation thereof. In addition, the Subordinated Debt Securities may, for United States federal income tax purposes, be deemed to have been issued with "Original Issue Discount" ("OID") even if such securities are offered and sold at an amount equal to their stated principal amount. The United States federal income tax consequences of Subordinated Debt Securities deemed to be issued with OID will be described in any Prospectus Supplement relating thereto.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

  In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to United States persons (each as defined below) other than to a Qualifying Branch of a United States Financial Institution (as defined below) or a United States person acquiring Bearer Securities through a Qualifying Branch of a United States Financial Institution and any underwriters, agents and dealers participating in the offering of Debt Securities must agree that they will not offer any Bearer Securities for sale or resale in the United States or to United States persons (other than a Qualifying Branch of a United States Financial Institution or a United States person acquiring Bearer Securities through a Qualifying Branch of a United States Financial Institution) nor deliver Bearer Securities within the United States. In addition, any such underwriters, agents and dealers must agree to send confirmations to each purchaser of a Bearer Security confirming that such purchaser represents that it is not a United States person or is a Qualifying Branch of a United States Financial Institution and, if such person is a dealer, that it will send similar confirmations to purchasers form it. The term "Qualifying Branch of a United States Financial Institution" means a branch located outside the United States of a United States securities clearing organization, bank or other financial institution listed under Treasury Regulation Section 1.165(c)(1)(v) that agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the regulations thereunder.

  Bearer Securities and any coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." Under Sections 165(j) and 1287(a) of the Code, holders that are United States persons, with certain exceptions, will not be entitled to deduct any loss on Bearer Securities and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of Bearer Securities.

  The term "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and the term "United States" means the United State of America (including the states and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (including the Commonwealth of Puerto Rico).

PAYMENT AND PAYING AGENTS

  Unless otherwise provided in the applicable Prospectus Supplement, the Place of Payment for a series issuable solely as Registered Securities will be New York, New York, U.S.A., and the Company will initially designate the corporate trust office of the applicable Trustee for this purpose. Notwithstanding the foregoing, at the option of the Company, interest, if any, may be paid on Registered Securities (i) by check mailed to the address of the Person entitled thereto as such Person's address appears in the Security Register or (ii) by wire transfer to an account located in the United States maintained by the Person entitled thereto as specified in the Security Register. Unless otherwise provided in the applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date of such interest.

  If Debt Securities of a series are issuable solely as Bearer Securities or as both Registered Securities and Bearer Securities, information relating to the place and manner of payment, and the identity of the Company's Paying Agents, will be specified in the applicable Prospectus Supplement.

  The Company may from time to time designate additional offices or agencies for payment with respect to any Debt Securities, approve a change in the location of any such office or agency and, except as provided above, rescind the designation of any such office or agency.

CONSOLIDATION, MERGER OR SALE OF ASSETS BY THE COMPANY

  Except as is otherwise specified in the applicable Prospectus Supplement, each Indenture provides, or will provide, that the Company may, without the consent of the Holders of Outstanding Debt Securities, consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, provided that, (i) the resulting, surviving or transferee person (if other than the Company) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes all obligations of the Company under any Debt Securities and related Indenture, (ii) the Company or such successor person shall not immediately thereafter be in default under the Indenture relating to any Debt Securities and (iii) certain other conditions under the applicable Indenture are met. Upon the assumption of the Company's obligations by such a person in such circumstances, subject to certain exceptions, the Company shall be discharged from all obligations under any Debt Securities and the Indenture relating to any Debt Securities.

MODIFICATION OF THE INDENTURE; WAIVER OF COVENANTS

  Each Indenture provides, or will provide, that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each affected series, modifications and alterations of such Indenture may be made which affect the rights of the holders of such Debt Securities and that at least a majority in principal amount of Debt Securities of each affected series may, with respect to such Debt Securities, waive past defaults under such Indenture or compliance by the Company with certain provisions of such Indenture; provided however, that no such modification or alteration may be made without the consent of the holder of each Debt Security so affected which would, among other things, (i) change the maturity of the principal of, or of any installment of interest (or premium, if any) on, or any redemption price, with respect to any Debt Security issued pursuant to such Indenture, or reduce the principal amount thereof or any premium thereon, or change the place of payment, method of calculation of interest or the currency of payment of principal or interest (or premium, if any) on, or reduce the minimum rate of interest thereon, or impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof; or (ii) reduce the percentage in principal amount of outstanding Debt Securities required to modify or alter such Indenture or required to waive compliance with certain provisions of, or past defaults under, such Indenture, or reduce the requirements for quorum or voting provided by such Indenture.

ADDITIONAL PROVISIONS

  Each Indenture provides, or will provide, that, subject to the duty of the applicable Trustee during default to act with the required standard of care, the applicable Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders, unless such holders shall have offered to the applicable Trustee reasonable indemnity. Subject to such provisions for the indemnification of the applicable Trustee and certain other conditions, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or exercising any trust or power conferred on the applicable Trustee with respect to the Debt Securities of that series.

  No holder of any Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless: (i) such holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series; (ii) the holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the applicable Trustee to institute such proceeding as trustee; (iii) the applicable Trustee shall have failed to institute such proceeding within 60 days after receipt of such written request; and (iv) the applicable Trustee shall not have received during such 60 day period from the holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request. However, the holder of any Debt Security will have an absolute right to receive payment of the principal of (and premium, if any) and interest on such Debt Security on the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment.

                 PARTICULAR TERMS OF THE SENIOR DEBT SECURITIES

GENERAL

  The following description of the Senior Debt Securities sets forth certain general terms and provisions of the Senior Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Senior Debt Securities offered by any Prospectus Supplement, and the extent, if any, to which such general provisions may apply to the Senior Debt Securities so offered, will be described in the Prospectus Supplement relating to such Senior Debt Securities. The Senior Debt Securities will be direct, unsecured obligations of the Company and will rank equally with each other and with all outstanding unsecured senior indebtedness of the Company.

EVENTS OF DEFAULT; WAIVERS, ETC.

  Unless otherwise described in the applicable Prospectus Supplement, under the Senior Indenture, the following will be Events of Default with respect to Senior Debt Securities of any series under the Senior Indenture: (a) default in the payment of any interest or Additional Amounts upon any of the Senior Debt Securities of that series when due, continued for 30 days; (b) default in the payment of any principal or premium, if any, on any of the Senior Debt Securities of that series when due, whether at maturity, upon declaration of acceleration, notice of redemption, request for repayment, or otherwise; (c) default in the deposit of any sinking fund payment, when due, in respect of any of the Senior Debt Securities of that series; (d) default in the performance of any covenant of the Company, contained in the Senior Indenture (other than a covenant expressly included in the Senior Indenture for the benefit of a series of Senior Debt Securities other than such series or otherwise expressly dealt with in the Senior Indenture or the Senior Debt Securities) continued for 60 days after written notice as provided in the Senior Indenture;
(e) default in the payment when due (subject to any applicable grace period), whether at stated maturity or otherwise, of any principal of or interest on (however designated) any indebtedness for borrowed money of, or guaranteed by, the Company (other than the Senior Debt Securities of any series and other than non-recourse indebtedness) in an aggregate principal amount exceeding 5% of the consolidated net worth of the Company and its subsidiaries (determined as of the most recent fiscal quarter for which a balance sheet is available), whether such indebtedness now exists or shall hereafter be created, which default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable and the Senior Trustee receives written notice from a Holder or the Company of such declaration; provided however, that if any such acceleration shall subsequently be rescinded or annulled (including through the discharge of the accelerated indebtedness) prior to the obtaining of any judgment or decree for the payment of any money due on such indebtedness or the actual payment of money on such indebtedness, any acceleration with respect to Senior Debt Securities of any series consequent solely on such other acceleration shall likewise be deemed rescinded or annulled without further action on the part of any Holders; provided, further, that for a default other than a default in payment, so long as the Company is contesting in good faith such event of default and the Company delivers to the Senior Trustee a certificate that the Company is contesting in good faith the existence of such event of default, then no Event of Default shall be deemed to exist under this clause; (f) certain events in bankruptcy, insolvency or reorganization; and (g) any other Event of Default established with respect to Senior Debt Securities of that series. The Senior Trustee may withhold notice to the Holders of any series of Debt Securities issued under the Senior Indenture of any default (except in the payment of principal, premium, if any, or interest, if any, on any of the Debt Securities of such series or in the making of any sinking fund installment) if it considers it in the interest of such Holders to do so. No Event of Default with respect to a particular series of Senior Debt Securities necessarily constitutes an Event of Default with respect to any other series of Senior Debt Securities issued under the Senior Indenture.

  If an Event of Default with respect to outstanding Senior Debt Securities of any series occurs and is continuing, the Senior Trustee or the Holders of not less than 25% in principal amount of the outstanding Senior Debt Securities of that series may declare the principal amount of all outstanding Senior Debt Securities of that series (or such lesser amount as may be provided for in the Senior Debt Securities of that series or the Prospectus Supplement relating to that series) and the interest accrued thereon and Additional Amounts payable in respect thereof, if any, to be due and payable immediately. At any time after a declaration of acceleration has been made with respect to Senior Debt Securities of any series, but before a judgment or decree for payment of money due has been obtained by the Senior Trustee, the Holders of a majority in principal amount of the outstanding Senior Debt Securities of that series may rescind any declaration of acceleration and its consequences, if all payments due (other than those due as a result of acceleration) have been made and all Events of Default have been remedied or waived.

  Any default with respect to Senior Debt Securities of any series may be waived by the Holders of a majority in principal amount of all outstanding Senior Debt Securities of that series, except a default in the payment of principal or premium, if any, or interest or Additional Amounts, if any, on any of the Senior Debt Securities of that series or a default in respect of a covenant or provisions which cannot be modified or amended without the consent of the Holder of each of the outstanding Senior Debt Securities of such series affected. Upon any such waiver, such default shall cease to exist and any Event of Default arising from it shall be deemed to be cured.

  The Holders of a majority in principal amount of the outstanding Senior Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Senior Trustee or exercising any trust or power conferred on the Senior Trustee with respect to Senior Debt Securities of such series, provided that such direction shall not be in conflict with any rule of law or the Senior Indenture and the Senior Trustee determines that the action so directed is not unduly prejudicial to the rights of other Holders of such series. Before proceeding to exercise any right or power under the

Indenture at the direction of such Holders, the Senior Trustee shall be entitled to receive from such Holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.

  The Company is required to file with the Senior Trustee annually a written statement as to the presence or absence of certain defaults under the Senior Indenture and compliance by the Company with all conditions and covenants under the Senior Indenture.

CONCERNING THE SENIOR TRUSTEE

  The Senior Trustee has its principal office at 666 Fifth Avenue, 8th Floor, New York, New York 10103. The Senior Trustee's offices for the purpose of presenting Securities for payment or registration of transfer or exchange are located at the same address. The Company has leased equipment to the Senior Trustee and provides it with business continuity services through its subsidiaries. The Senior Trustee is one of several core relationship banks which provide credit and banking services to the Company and its subsidiaries, both domestically and internationally.

              PARTICULAR TERMS OF THE SUBORDINATED DEBT SECURITIES

GENERAL

  The particular terms of the Subordinated Debt Securities, including Zero-Coupon Convertible Subordinated Securities, offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply will be described in the Prospectus Supplement relating to such Subordinated Debt Securities.

  The Subordinated Debt Securities will be direct, unsecured obligations of the Company. Except to the extent otherwise set forth in the applicable Prospectus Supplement or applicable Subordinated Debt Indenture or Zero-Coupon Convertibles Indenture, the obligations of the Company pursuant to the Subordinated Debt Securities will be subordinated in right of payment to all Senior Indebtedness of the Company. See "Subordination," below.

  The default provisions, covenants and amendment provisions, relating to Subordinated Debt Securities, including, as applicable, Zero-Coupon Convertible Subordinated Securities, will be set forth in the applicable Indenture and the Prospectus Supplement relating to such Debt Securities.

  To the extent that Subordinated Debt Securities, including, as applicable, Zero-Coupon Convertible Subordinated Securities, are issued as Original Issue Discount Securities, or deemed to be issued with OID, the United States federal income tax considerations applicable to such Subordinated Debt Securities will be described in any applicable Prospectus Supplement.

  Prior to the issuance of any Subordinated Debt Securities, including without limitation, Zero-Coupon Convertible Subordinated Securities, the Company will qualify the applicable Zero-Coupon Convertibles Indenture or Subordinated Indenture under the Trust Indenture Act and amend the Registration Statement to file the applicable Indenture as an exhibit. The applicable Prospectus Supplement will also identify the Trustee under the applicable Indenture and the Trustee's relationships with the Company.

SUBORDINATION

  Indebtedness evidenced by the Subordinated Debt Securities, including Zero-Coupon Convertible Subordinated Securities, will be subordinated in right of payment, as set forth in the applicable Subordinated Indenture or Zero-Coupon Convertibles Indenture, to the prior payment in full, in cash or cash equivalents, of all existing and future Senior Indebtedness (as defined below), in each case as more fully provided in the Prospectus Supplement applicable to such Subordinated Debt Securities.

  By reason of such subordination, unless and to the extent otherwise provided in the applicable Prospectus Supplement, in the event of dissolution, insolvency, bankruptcy or similar proceedings, upon any distribution of the assets of the Company the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or cash equivalents of all amounts due or to become due thereon, before the Holders of the Subordinated Debt Securities, including Zero-Coupon Convertible Subordinated Securities, will be entitled to receive any payment or distribution from the Company with respect to any Subordinated Debt Securities, including Zero-Coupon Convertible Subordinated Securities.

  Unless otherwise indicated in the applicable Prospectus Supplement, no payment of the principal amount at maturity, interest, if any, or any other amount with respect to the Subordinated Debt Securities, including Zero-Coupon Convertible Subordinated Securities, may be made (nor may the Company acquire any Zero-Coupon Convertible Subordinated Securities for cash or property) if
(i) any payment default on any Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity thereof or (ii) any other default on any Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and either such default is the subject of judicial proceedings or the Company receives notice of the default, unless (a) in the case of defaults on Senior Indebtedness other than payment defaults, 180 days pass after notice of default is given and such default is not then the subject of judicial proceedings or (b) the default with respect to Senior Indebtedness is cured or waived and, in each case, the terms of the applicable Subordinated Indenture or Zero-Coupon Convertibles Indenture otherwise permit the payment (or acquisition of the Zero-Coupon Convertible Subordinated Securities) at that time.

  Unless otherwise defined in the definitive form of applicable Subordinated Indenture or Zero-Coupon Convertibles Indenture filed under the Registration Statement, or is otherwise provided in an applicable Prospectus Supplement, "Senior Indebtedness" means the principal of, premium, if any, and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not allowable as a claim in such proceeding) and other amounts due on or in connection with, any Indebtedness of the Company, either outstanding on the date of the applicable Subordinated Indenture or Zero-Coupon Convertibles Indenture or created, incurred or assumed subsequent to such date, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Subordinated Debt Securities, including Zero-Coupon Convertible Subordinated Securities. Without limiting the generality of the foregoing, and except as otherwise provided in the applicable Subordinated Indenture or Zero-Coupon Convertibles Indenture, or in the applicable Prospectus Supplement, "Senior Indebtedness" shall include the principal of, premium, if any, and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not allowable as a claim in such proceeding) all obligations of every nature of the Company from time to time owed to the holders of the Senior Debt Securities under the Senior Indenture including, without limitation, all fees, expenses (including fees and expenses of counsel), claims, charges and indemnity obligations.

  Unless otherwise defined in the definitive form of applicable Subordinated Indenture or Zero-Coupon Convertibles Indenture filed under the Registration Statement, or otherwise provided in the applicable Prospectus Supplement, "Indebtedness" means (i) any liability of any Person (A) for borrowed money, or under any reimbursement obligation relating to a letter of credit, or (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or (C) under interest rate contracts and exchange rate contracts, or (D) for the payment of money as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles; (ii) any liability of others described in the preceding clause (i) that such Person has guaranteed or that is otherwise its legal liability; (iii) all Indebtedness referred to in (but not excluded from ) clauses (i) and (ii) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (iv) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i), (ii) and (iii) above.

  If Subordinated Debt Securities are issued under a Subordinated Indenture, on Zero-Coupon Subordinated Convertible Securities are issued under a Zero-Coupon Convertibles Indenture, the amount of Senior Indebtedness outstanding as of a then recent date will be set forth in the applicable Prospectus Supplement. Except to the extent otherwise set forth in a Prospectus Supplement, no Subordinated Indenture or Zero-Coupon Convertibles Indenture will contain any restriction on the amount of Senior Indebtedness which the Company may incur.

                   DESCRIPTION OF THE COMPANY'S COMMON STOCK

  The following statements with respect to the Company's common stock and common stock purchase rights are subject to the detailed provisions of the Company's restated certificate of incorporation, as amended (the "Certificate of Incorporation"), and bylaws, as amended (the "Bylaws"), and to the Rights Agreement (as defined below). These statements do not purport to be complete and are qualified in their entirety by reference to the terms of the Certificate of Incorporation, the Bylaws and the Rights Agreement, which are incorporated by reference as exhibits to the Registration Statement.

GENERAL

  The Company is authorized to issue 200,000,000 shares of Common Stock, par value $0.10 per share, of which 52,270,596 shares were issued and outstanding as of December 8, 1995 (after giving effect to a three-for-two stock split of the Company's Common Stock which was distributed on December 8, 1995 to holders of record as of November 17, 1995), and 100,000,000 shares of preferred stock, par value $.10 per share ("Preferred Stock"), of which an aggregate of 3,758,800 shares of 8.75% Cumulative Preferred Stock, Series A and B were issued and outstanding as of December 8, 1995.

  Holders of Common Stock are entitled to one vote for each share held on all matters requiring stockholder action. Subject to the rights of the holders of Preferred Stock, the holders of Common Stock are entitled to receive dividends out of any funds of the Company lawfully available therefore (if, when and as declared by the Board of Directors in its discretion). Certain restrictions set forth in the Company's financing agreements limit the Company's ability to declare and pay dividends.

  Stockholders are entitled upon liquidation, dissolution or winding-up of the affairs of the Company to share ratably in the assets of the Company legally available for distribution to holders of Common Stock. Holders of Common Stock have no preemptive rights. The shares of Common Stock do not have cumulative voting rights.

  The Certificate of Incorporation of the Company provides for a Board of Directors of not less than four and no more than fifteen directors, with the number to be set by or in accordance with the Bylaws. The affirmative votes of the holders of at least 66 2/3% of the stock then entitled to vote in an election of directors is required for the approval of any proposal that any director of the Company be removed from office, or that the provisions relating to the number in classification of directors or the Bylaw provision setting the number or procedure for determining the number of directors be altered, amended or repealed.

  Article 12 of the Certificate of Incorporation of the Company requires the affirmative vote of the holders of at least 66 2/3% of the stock and entitled to vote in an election of directors, not owned by a Substantial Stockholder (as defined below) for the approval of certain business combinations and certain other transactions with a Substantial Stockholder unless certain minimum price and procedural requirements are met and for the amendment or repeal of these provisions. A Substantial Stockholder is defined as any person or entity that acquires at least 10% or more of the Common Stock of the Company, excluding any member of the Board of Directors of the Company as of September 30, 1985, or any employee benefit plan of the Company or its subsidiaries. Such super-majority approval would not be required if (1) the business combination is solely between the Company and another corporation 50% or more stock which is owned, directly or indirectly, by the Company and none of which is owned by a Substantial Stockholder or (2) all following conditions are satisfied: (a) the cash or fair market value of the consideration to be received per share by holders of the common stock is not less than the higher of (i) the highest per share price paid by such Substantial Stockholder in acquiring any Common Stock of the Company of (ii) the highest per share market price of the Company's Common Stock during the three-month period immediately preceding the date of the proxy statement described in (c) below or, if none, the six-month period prior to the consummation of the business combination; (b) after becoming a Substantial Stockholder and prior to consummation of such business combination (i) such Substantial Stockholder shall not have acquired any newly issued shares of capital stock, directly or indirectly, from the Company except proportionately as a stockholder or upon compliance with the provisions of Article 12 and (ii) such Substantial Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans or other financial assistance provided by the Company, or made any major change in the Company's equity capital structure; and (c) if such proposal otherwise requires stockholder approval, a proxy statement responsive to the requirements of the Securities Exchange Act of 1934, whether or not the Company is subject to such requirements, shall be mailed to the stockholders of the Company for the purpose of soliciting stockholder approval of such business combination. The outstanding shares of the Company's Common Stock are duly and validly issued, fully paid and nonassessable, and any shares of Common Stock issuable upon the conversion or exchange of Debt Securities which are convertible into or exchangeable for Common Stock, unless the applicable Prospectus Supplement specifies otherwise, upon the purchase of such Debt Securities at the option of the Holder thereof will be, duly and validly issued, fully paid and nonassessable.

COMMON STOCK PURCHASE RIGHTS

  Each outstanding share of Common Stock of the Company is accompanied by a common stock purchase right (a "Right"). Each Right entitles the registered holder to purchase from the Company one share of Common Stock of the Company at a price of $63.49 (as adjusted to reflect the Company's three-for-two stock split of the Company's Common Stock which was distributed on December 8, 1995 to holders of record as of November 17, 1995) per share, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement, dated as of November 18, 1987, as amended and restated as of November 7, 1994 (the "Rights Agreement"), between the Company and Chemical Bank (the successor of Manufacturers Hanover Trust Company), as Rights Agent.

  The following summary of certain provisions of the Rights and the Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Rights and the Rights Agreement, including particular provisions or defined terms of the Rights Agreement. A copy of the Rights Agreement has been filed with the Commission as an exhibit to a Registration Statement on Form 8-A, which, as amended by Form 8-A/A, is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

  Presently, the Rights are attached to all Common Stock certificates representing shares outstanding, and no separate Right Certificates have been distributed. The Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group has become an Acquiring Person (as defined below) or
(ii) the close of business on the 10th business day (or such later date as the Board of Directors determine) after the date a person or group makes a tender or exchange offer which if completed would result in such person or group being the beneficial owner of 15% or more of the outstanding Common Stock or (iii) the close of business on the 10th business day after the Board of Directors declares a person to be an Adverse Person (as defined below). An "Acquiring Person" is a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock (the date of such announcement being the "Stock Acquisition Date"); provided, however, that an Acquiring Person shall not include, and a Distribution Date shall not occur as a result of the ownership of Common Stock by, any person who, at the Record Date, together with all affiliates and associates of such person, is the beneficial owner of 20% or more of the shares of Common Stock then outstanding (an "Existing Holder") until such time as such Existing Holder or any affiliate or associate of such Existing Holder shall become the beneficial owner of any additional shares of Common Stock or any other person who is the beneficial owner of any shares of Common Stock shall become an affiliate or associate of such Existing Holder, if after giving effect to such additional shares or the shares beneficially owned by such other person, such Existing Holder, together with all affiliates and associates of such Existing Holder, shall be the beneficial owner of 30% or more of the shares of Common Stock then outstanding; and provided further that each of the Existing Holder's successors in interest (as defined in the Rights Agreement) that would beneficially own, as a result of the transfer to such successor of any shares of Common Stock beneficially owned by an Existing Holder, 15% or more of the shares of Common Stock then outstanding shall be treated as an Existing Holder. An "Adverse Person" is a person or group, other than an Existing Holder, which beneficially owns 10% or more of the outstanding Common Stock and as to which the Board of Directors has made a determination that such person or group has interests adverse to those of the Company (based on requirements set out in then Rights Agreement).

  Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for shares of Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates.

  The Rights are not exercisable until the Distribution Date and will expire at the close of business on November 17, 1997, unless earlier redeemed by the Company as described below.

  As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. All shares of Common Stock issued prior to the Distribution Date will be issued with Rights. Shares of Common Stock issued after the Distribution Date will be issued with Rights if such shares are issued pursuant to the exercise of stock options or under an employee benefit plan, granted or awarded as of the Distribution Date, or upon the conversion of securities issued after adoption of the Rights Agreement. Except as otherwise determined by the Board of Directors, no other shares of Common Stock issued after the Distribution Date will be issued with Rights.

  In the event that (i) a person becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of Common Stock which the independent directors of the Company determine to be fair to and otherwise in the best interests of the Company and its stockholders) or (ii) the Board of Directors declares a person to be an Adverse Person, following the Distribution Date, each holder of a Right will thereafter have the right to receive, upon exercise, the number of shares of Common Stock for which such Right was exercisable immediately prior to the first occurrence of such event (currently, one) at an adjusted per share Purchase Price of 20% of the market price per share of Common Stock. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void. However, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

  In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction (other than a merger which follows an offer described in the preceding paragraph) or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Exercise Price of the Right. The Exercise Price is the Purchase Price multiplied by the number of shares of Common Stock issuable upon exercise of a Right prior to the events described in this paragraph (currently, one). The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events".

  The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) if holders of the Common Stock are granted certain rights or warrants to subscribe for shares of Common Stock or convertible securities at less than the current market price of the Common Stock or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares of Common Stock will be issued upon exercise of the Rights and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

  At any time until fifteen days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.048 per Right (payable, at the election of the Company, in cash, Common Stock or such other consideration as the Board of Directors may determine). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.048 redemption price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth.

  Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of an Acquiring Person or Adverse Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

  Each share of outstanding Common Stock has one Right attached thereto. Until the Distribution Date, the Company will issue one Right with each share of Common Stock that shall become outstanding so that all such shares will have attached Rights.

  The Rights have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on a substantial number of Rights being acquired. Accordingly, the existence of the Rights may deter certain acquirors from making takeover proposals or tender offers. However, the Rights are not intended to prevent a takeover but rather are designed to enhance the ability of the Board of Directors to negotiate with an acquiror on behalf of all of the stockholders. In addition, the Rights should not interfere with a proxy contest.

                              PLAN OF DISTRIBUTION

  The Company may sell any of the Debt Securities directly to purchasers, or through agents, dealers, or underwriters.

  The Prospectus Supplement and Pricing Supplement, if any, set forth the terms of the offering of the particular series of Debt Securities to which such Prospectus Supplement and any such Pricing Supplement relate, including (i) the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale of such series of Debt Securities,
(ii) the initial public offering or purchase price of such series of Debt Securities, (iii) any underwriting discounts, commissions and other items constituting underwriters' compensation from the Company and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, (iv) any commissions paid to any agents, (v) the net proceeds to the Company, and (vi) the securities exchanges, if any, on which such series of Debt Securities will be listed.

  If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Debt Securities offered by the Prospectus Supplement relating to such series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Offers to purchase the Debt Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any agent involved in the offering and sale thereof in respect of which this Prospectus is delivered is named and any commissions payable by the Company to such agent are set forth in the Prospectus Supplement relating to such series. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If the sale is accomplished through an underwriter or underwriters, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them, and the names of the underwriters (including identification of any managing underwriter or underwriters) and the terms of the transaction will be set forth in the Prospectus Supplement, which, together with this Prospectus, will be used by the underwriters to make resales of the Debt Securities in respect of which the Prospectus Supplement and this Prospectus is delivered to the public.

  If so indicated in an applicable Prospectus Supplement, the Company will authorize underwriters, agents or dealers to solicit offers by certain institutions to purchase Debt Securities to which such Prospectus Supplement relates pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in the Prospectus Supplement. Each of the Contracts will be for an amount not less than, and, unless the Company otherwise agrees, the aggregate principal amount of Debt Securities sold pursuant to such Contracts shall not be less or more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that (i) the purchase by an institution of Debt Securities covered thereby shall not at the time of delivery be prohibited under the applicable laws of any jurisdiction in the

United States to which such institution is subject, and (ii) if the particular Debt Securities are being sold to underwriters, the Company shall have sold to such underwriters the total amount of such Debt Securities less the amount thereof covered by such Contracts. Underwriters, agents or dealers will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

  Underwriters, agents and dealers may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

  All Debt Securities will be new issues of securities with no established trading market. Any underwriters to whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given concerning the liquidity of the trading market for any Debt Securities.

  Underwriters, agents and dealers, and their respective affiliates, may engage in transactions with, or perform services for, the Company, including investment and commercial banking transactions and services, in the ordinary course of business.

  Underwriters, agents and dealers participating in the distribution of the Debt Securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the Debt Securities will be passed upon for the Company by Jeremiah M. Fitzgerald, Esq., Vice President and General Counsel of the Company and for the underwriters, agents and dealers by Brown & Wood, New York, New York. Certain other legal matters will be passed upon for the Company by McBride Baker & Coles, Chicago, Illinois. Mr. Fitzgerald beneficially owns 16,645 shares of the Company's Common Stock and holds options, granted under the Company's stock option plans, to purchase an additional 38,044 shares of Common Stock (after giving effect to the Company's three-for-two stock split referred to earlier in this Prospectus).

                                    EXPERTS

  The consolidated financial statements and schedule of Comdisco, Inc. and subsidiaries as of September 30, 1995 and 1994 and for each of the years in the three-year period ended September 30, 1995 incorporated herein by reference to the Annual Report on Form 10-K of the Company for the year ended September 30, 1995 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting.

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 NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-
FORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPO-RATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUP-PLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY-ONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Risk Factors...............................................................  S-2
Description of the Notes...................................................  S-4
Special Provisions Relating to Foreign Currency Notes...................... S-20
Certain United States Federal Income Tax Considerations.................... S-23
Plan of Distribution....................................................... S-29

                                  PROSPECTUS
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    3
Ratio of Earnings to Fixed Charges.........................................    4
Use of Proceeds............................................................    4
Description of Debt Securities.............................................    4
Particular Terms of the Senior Debt Securities.............................   11
Particular Terms of the Subordinated Debt Securities.......................   13
Description of the Company's Common Stock..................................   15
Plan of Distribution.......................................................   19
Legal Matters..............................................................   20
Experts....................................................................   20

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                                 $400,000,000

                                     LOGO

                          MEDIUM-TERM NOTES, SERIES E

                               ----------------

                             PROSPECTUS SUPPLEMENT

                               ----------------

                              MERRILL LYNCH & CO.
                             MORGAN STANLEY & CO.
                                 INCORPORATED
                             SALOMON BROTHERS INC
                               SMITH BARNEY INC.
                              UBS SECURITIES INC.

                               JANUARY 12, 1996

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